Pricing Supplement No.                      D0016
Dated                                       March 3, 2005
Rule 424(b)(3)
File No.                                    333-119615

(To Prospectus Supplement
and Prospectus Dated November 1, 2004)


                 CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series D (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $ 500,000,000.00
Issue Price:                                         100.00%
Proceeds to Company on original issuance:   $ 498,750,000.00
Commission:                                 $   1,250,000.00
Agents' capacity on original issuance:
         Citigroup Global Markets Inc.:     $ 496,000,000.00
         SBK-Brooks Investment Corp :       $   2,000,000.00
         Pryor, Counts & Company       :    $   2,000,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                       Global
Original Issue Date:                March 8, 2005
Stated Maturity:                    March 7, 2008
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 7th of every Mar/Jun/Sep/Dec
                                    (provided such dates are business days in New York)

First Interest Payment Date:        June 7, 2005
Accrue to Pay:                      Yes
Indexed Principal Note:
Type of Interest on Note:           Floating Rate
Interest Rate (Fixed Rate Notes):   N/A
Base Rate (Floating Rate Notes):    LIBOR Telerate
Calculation Agent:                  Citibank
Computation of Interest:            Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:               Quarterly on each interest payment date.
Rate Determination Dates:           2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:                     USD 3 Month LIBOR
Spread:                             + 4 basis points
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                 No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                    No
Renewable Note:                     No
Optional Extension of Maturity:     No

Optional Redemption:                No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                  No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                       No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:                              17307EBM4